EXHIBIT 99


                          I3 International Isotopes Inc




FOR IMMEDIATE RELEASE:                           For More Information, Contact:
July 14, 2004                                    Steve Laflin, President and CEO
                                                 (208) 524-5300


          INTERNATIONAL ISOTOPES INC. ANNOUNCES RECEIPT OF FUNDING FROM
                         VOLUNTARY WARRANT CONVERSIONS

           - Funding Will Be Used to Complete Initial Scale Germanium
                        Tetraflouride Production Plant -

Idaho Falls,  ID. July 14, 2004 - International  Isotopes Inc. (OTC  Pinksheets:
INIS) has filed an 8K with the Securities and Exchange Commission announcing it has received funding totaling approximately $780,000 in May and June through the voluntary conversion of about half of the Company Series A warrants. The Company had issued the warrants during the rights offering conducted in the third quarter of 2003. This conversion represents about one fourth of the total warrants outstanding from that offering.

Steve Laflin, Company President and CEO stated, "This funding should be adequate to complete our initial scale germanium tetrafluoride production plant. Germanium tetrafluoride is in growing demand for new microelectronics and chemical vapor deposition manufacturing processes. International Isotopes Inc. purchased the patents for this fluorine extraction process (FEP) earlier in the year and has exclusive rights to this manufacturing process."

Laflin continued, "The preliminary design for this production operation is nearly complete and plant modification and construction should begin later this month. The Company anticipates having the initial germanium tetrafluoride production plant operational before years end. Speaking on behalf of the Company, I wish to express my appreciation to those shareholders who have continued to show their confidence in the growth potential of this Company through their exercise of these warrants."

About International Isotopes Inc
International Isotopes Inc. manufactures a full range of nuclear medicine calibration and reference standards and provides a selection of radioisotopes and radiochemicals for medical devices, calibration, clinical research, life sciences, and industrial applications. The Company also provides a host of analytical, measurement, and processing services on a contract basis to clients.

International Isotopes Inc Safe Harbor Statement
Statements in the press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the ability to meet time schedules, the need to raise additional capital, the development of competitive products by others and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update statements in this press release.




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